UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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iParty Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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iParty Corp.

270 Bridge Street, Suite 301

Dedham, MA 02026

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2006 Annual Meeting of Stockholders of iParty Corp. will be held as follows:

Date:	Wednesday, June 7, 2006
Time:	11:00 a.m., local time
Place:	Posternak Blankstein & Lund LLP
Prudential Tower
800 Boylston Street, 33rd Floor
Boston, MA 02199

Matters to be voted on:

(1)                       The election of all seven directors;

(2)                       Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2006; and

(3)                       Any other matters properly brought before the annual meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 10, 2005 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting. Representation in person or by proxy of at least a majority of all outstanding shares of each class of stock entitled to vote at the meeting is required to constitute a quorum. Accordingly, it is important that your shares be represented at the annual meeting. The list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our offices at 270 Bridge Street, Suite 301, Dedham, MA 02026 for ten (10) days prior to June 7, 2006.

Your vote at the meeting is very important to us regardless of the number of shares you own. Please vote your shares, whether or not you plan to attend the meeting, by completing the enclosed proxy card and returning it to us in the enclosed envelope. Should you want to change your vote prior to the annual meeting you may do so in accordance with the instructions contained in the accompanying proxy statement.

By Order of the Board of Directors,

PATRICK FARRELL
Secretary

This notice, proxy statement, and form of proxy are being distributed on or about April 20, 2006.

iParty Corp.

270 Bridge Street, Suite 301

Dedham, MA 02026

Proxy Statement for Annual Meeting of Stockholders to Be Held on June 7, 2006

GENERAL INFORMATION

What is this document?  This is the Notice of our 2006 Annual Meeting of Stockholders of iParty Corp. (“iParty”), combined with our Proxy Statement which provides important information for your use in voting your shares of our common stock, or our various series of convertible preferred stock, at the annual meeting.

Who can vote?  You can vote your shares of common stock or your shares of convertible preferred stock if our records show that you owned the shares at the close of business on April 10, 2006, which is the record date for the annual meeting. Shares representing a total of 37,143,709 votes are eligible to vote at the meeting.

Common Stock. You are permitted one vote for each share of common stock you owned at the close of business on April 10, 2006, including (1) shares held in your name as a stockholder of record, and (2) shares held in “street name” for you as the beneficial owner through a broker, trustee, or other nominee, such as a bank. Thus, as of April 10, 2006, there are 22,547,487 votes eligible to vote at the meeting associated with 22,547,487 shares of common stock. The enclosed proxy card shows the number of shares you can vote.

Preferred Stock. You are permitted one vote for each whole number of shares of our common stock into which the shares of convertible preferred stock are convertible. Thus, as of April 10, 2006, the number of votes eligible to vote at the meeting are 5,686,692 votes associated with 473,901 shares of Series B convertible preferred stock (you are permitted twelve (12) votes for each share of Series B convertible preferred stock), 1,300,000 votes associated with 100,000 shares of Series C convertible preferred stock (you are permitted thirteen (13) votes for each share of Series C convertible preferred stock), 3,500,000 votes associated with 250,000 shares of Series D convertible preferred stock (you are permitted fourteen (14) votes for each share of Series D convertible preferred stock), 2,966,670 votes associated with 296,667 shares of Series E convertible preferred stock (you are permitted ten (10) votes for each share of Series E convertible preferred stock), and 1,142,860 votes associated with 114,286 shares of Series F convertible preferred stock (you are permitted ten (10) votes for each share of Series F convertible preferred stock). In each such case, the number of votes is calculated based on the number of shares you owned at the close of business on April 10, 2006, including (1) shares held in your name as a stockholder of record, and (2) shares held in “street name” for you as the beneficial owner through a broker, trustee, or other nominee, such as a bank. The enclosed proxy card shows the number of shares you can vote.

Special Voting Rights of Series C and Series D Preferred Stock. The Series C convertible preferred stock is entitled to vote alone for the election of a Series C Director. The Series D convertible preferred stock is entitled to vote alone for the election of a Series D Director. On all other matters, our common stock and our various series of convertible preferred stock vote together as one class on all matters presented at the annual meeting.

How do I vote by proxy?  Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back in the enclosed envelope. The proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote in accordance with the Board of Director’s recommendation below.

How does the board of directors recommend that I vote on the proposal?  The Board of Directors recommends that you vote:

FOR the election of all seven nominees to serve as directors.

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2006.

What if other matters come up at the meeting?  The matters described in this proxy statement are the only matters we know that will be voted on at the meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares in their discretion.

Can I change my vote after I return my proxy card?  Yes. At any time before the annual meeting, you can change your vote either by sending our Secretary, Mr. Patrick Farrell, a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

Can I vote in person at the meeting rather than by completing the proxy card?  Although we encourage you to complete and return the proxy card even if you plan to attend the meeting to ensure that your vote is counted, you can always vote your shares in person at the meeting.

Who will count the votes?  The votes cast by holders of shares of our common stock and our various series of convertible preferred stock will be counted, tabulated and certified by the transfer agent and registrar of our common stock and Series B convertible preferred stock, Continental Stock Transfer & Trust Co. Mr. Patrick Farrell, our Secretary, will serve as the inspector of elections at the annual meeting.

Will my vote be kept confidential?  Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors. The inspector of elections will forward any written comments that you make on the proxy card to our Board of Directors and Chief Executive Officer without providing your name, unless you expressly request disclosure on your proxy card.

What do I do if I am a beneficial owner and my shares are held in “street name”?  If your shares are held in the name of your broker, a bank, or other nominee, that party will give you instructions for voting your shares, which should be enclosed with this document.

What constitutes a quorum?  In order for business to be conducted at the meeting, a quorum must be present. The presence, in person or by proxy, of the holders of a majority of the shares of each class of common stock issued and outstanding and entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting.

Shares of common stock and convertible preferred stock represented in person or by proxy (including “broker non-votes”, if any, and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. “Broker non-votes” are those shares that are held in “street name” by a broker, bank, or other nominee that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. We do not believe that there are any such matters to be voted upon at this year’s meeting.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained. Under our bylaws, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, our stockholders may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, our by-laws require that a notice of the adjourned meeting be given to each stockholder of record entitled to vote at the meeting.

What is the voting requirement to approve each proposal?  In the election of directors, the persons receiving the most number of “FOR” votes at the meeting will be elected. Holders of shares of Series C convertible preferred stock alone are entitled to cast votes in respect of the election of the Series C Director. Holders of shares of Series D convertible preferred stock alone are entitled to cast votes in respect of the election of the Series D Director. The proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2006 requires the affirmative vote of a majority of the votes cast at the meeting by the holders of outstanding shares of all classes of our stock entitled to vote thereon who are present at the meeting either in person or by proxy.

Votes withheld for a particular director nominee and broker non-votes, if any, will have no effect on the outcome of the election of directors. Neither abstentions nor broker non-votes, if any, will have an effect on the voting of the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

What are “broker non-votes”?  If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from you, as the beneficial owner. We do not believe that there are any such matters to be voted upon at this year’s meeting. Thus, broker non-votes will not affect the outcome of any matter being voted at the meeting, assuming that a quorum is obtained.

Where can I find the voting results?  We will report the voting results in our Quarterly Report on Form 10-Q for the second quarter of fiscal 2006, which we expect to file with the Securities and Exchange Commission (“SEC”) in August 2006. The results will be contained in Part II, Item 4 of that Quarterly Report, which will be available via Internet on the Investor Relations page of our licensed website at www.iparty.com and on the SEC’s website, www.sec.gov.

Who pays for this proxy solicitation?  We do. In addition to sending you these materials, one of our officers, directors or employees may contact you by telephone, by mail, or in person. None of these persons will receive any extra compensation for doing this.

Where can I get directions to the meeting?  The meeting will be held in the offices of Posternak Blankstein & Lund LLP on the 33rd floor of the Prudential Tower, 800 Boylston Street, Boston, MA. Directions to the meeting location are available at www.pbl.com.

How and when may I submit a stockholder proposal for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?  You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals:  If you are interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting, or would like to recommend a nominee for director, we must receive your written proposal at our principal executive offices no later than December 21, 2006, which is the 120th calendar day before the one-year anniversary of the proxy statement we are releasing to our stockholders for this year’s annual meeting. If the date of next year’s annual meeting (or special meeting in lieu of the annual meeting) is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Such proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareowner proposals in company-sponsored proxy materials. Any proposals should be addressed to:

iParty Corp.

270 Bridge Street, Suite 301

Dedham, MA 02026

ATTN:  Patrick Farrell, Secretary

Fax:  (781) 326-7143

Copy of By-Law Provisions:  You may contact our Secretary (Mr. Farrell) at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals. Our by-laws also are available on the Investor Relations page on our licensed website at www.iparty.com.

How may I communicate with the board of directors or the non-management directors on the board of directors?  You may submit an e-mail to our Board of Directors at bod@iparty.com. All directors have access to this e-mail address. Communications intended for our non-management “independent” directors should be directed to the attention of Mr. Frank Haydu at frankhaydu@yahoo.com.

Does iParty have a policy regarding the attendance of directors at the meeting?  Our by-laws do not mandate that members of the Board of Directors must attend the annual meeting of stockholders and we have no separate policy regarding such attendance.

How many directors attended last year’s annual meeting?  Six of our seven directors were present in person at last year’s meeting.

Does iParty have a code of conduct applicable to all directors, officers, and employees?  Yes. In accordance with Section 406 of the Sarbanes-Oxley Act, Item 406 of SEC Regulation S-K, and Section 807 of the

enhanced corporate governance rules of the American Stock Exchange, we have adopted a code of business conduct and ethics that is applicable to all our directors, officers and employees and is available on the Investor Relations page on our licensed website at www.iparty.com. Our written code of business conduct and ethics provides for an enforcement mechanism and requires that waiver of its provisions for any of our directors or officers must be approved by our Board of Directors. We are required to disclose any such waivers on a Form 8-K within four business days.

Is the code of conduct publicly available?  Yes. Our code of business conduct and ethics is available on the Investor Relations page on our licensed website at www.iparty.com.

How can I obtain an annual report on Form 10-K?  A copy of our Annual Report on Form 10-K for the year ended December 31, 2005 is enclosed with this proxy statement. Stockholders may request another free copy of our 2005 Annual Report on Form 10-K by making a written or oral request to:

iParty Corp.

270 Bridge Street, Suite 301

Dedham, MA 02026

ATTN:  Patrick Farrell, Secretary

Telephone:  (781) 329-3952

Our Annual Repot on Form 10-K for fiscal 2005 is also available on the Investor Relations page of our licensed website at www.iparty.com and the SEC’s website at www.sec.gov.

Who should I contact if I have any questions?  If you have any questions about the annual meeting or any matters relating to this proxy statement, please contact Mr. Patrick Farrell, at the address and telephone number above.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of our common stock beneficially owned as of April 10, 2006 by:

•                  each person or entity that we believe beneficially owns more than 5% of our common stock,

•                  each director and nominee for director,

•                  each executive officer shown in the summary compensation table on page 17 below, and

•                  all executive officers and directors as a group.

Name of Beneficial Owner (1)	Number of Common Shares Beneficially Owned (2)		Percent of Class
5% Stockholders
Robert H. Lessin	7,368,516	(3)	26.9%
Jefferies & Co. 520 Madison Ave., 12th Floor New York, NY 10022
HMTF Holdings	3,613,750	(4)	13.8%
200 Crescent Court, Suite 1600 Dallas, TX 75201
Roccia Partners, L.P.	2,986,456	(5)	11.9%
c/o Lorenzo Roccia 220 East 67th Street New York, NY 10021
Naida S. Wharton	2,474,100	(6)	11.0%
c/o Sandra Minardo 520 Madison Ave., 12th Floor New York, NY 10022
Boston Millennia Partners, LP	1,310,600	(7)	5.5%
30 Rowes Wharf, Suite 500 Boston, MA 02110
Patriot Capital Limited	1,184,803	(8)	5.0%
c/o Stephen Rasch Loeb, Block and Partners LLP 505 Park Avenue New York, NY 10022
Directors, Nominees for Director, and Executive Officers
Sal Perisano	5,557,688	(9)	19.9%
Patrick Farrell	1,204,587	(10)	5.1%
Dorice Dionne	5,557,688	(11)	19.9%
Daniel De Wolf	445,000	(12)	1.9%
Joseph Vassalluzzo	355,000	(13)	1.6%
Frank Haydu	210,000	(14)	0.9%
Eric Schindler	185,000	(15)	0.8%
Christina W. Vest	100,000	(16)	0.4%
HM Capital Partners LLC 666 Fifth Avenue, 27th Floor New York, NY 10103
Robert Jevon	75,000	(17)	0.3%
Boston Millennia Partners, LP 30 Rowes Wharf, Suite 500 Boston, MA 02110
All executive officers and directors as a group (9 persons)	8,132,275		26.9%

(1)                      Unless otherwise indicated, all addresses are c/o iParty Corp., 270 Bridge Street, Suite 301, Dedham, MA 02026.

(2)                      The number of shares beneficially owned by each entity, person, director or named executive officer is determined under SEC rules, particularly Rule 13d-3, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each entity or individual is considered the beneficial owner of any shares as to which they have the sole or shared voting power or investment power. Such persons and entities are also deemed under the same rules to beneficially own any shares that they have the right to acquire within sixty (60) days of April 10, 2006 (i.e., June 9, 2006) through the conversion of convertible preferred stock, the exercise of stock options or warrants or other similar rights. This stock ownership information is based upon information furnished to us by the persons named in the table. The percentage of class is calculated in accordance with Rule 13d-3 and is based on 22,547,487 shares outstanding as of April 10, 2006 plus, as to each holder thereof and no other person, the number of shares (if any) that the person has the right to acquire on or prior to June 9, 2006, through the exercise of stock options or warrants or other similar rights.

(3)                      Mr. Lessin beneficially owns (1) 2,474,100 shares of common stock, (2) 250,000 shares of common stock that may be acquired upon the exercise of presently exercisable options, (3) 273,268 shares of common stock that may be acquired upon the exercise of presently exercisable warrants, (4) 1,608,750 shares of common stock that may be acquired upon the conversion of 125,000 shares of presently convertible Series B convertible preferred stock, and (5) 2,762,398 shares of common stock which may be acquired upon the conversion of 266,667 shares of presently convertible Series E convertible preferred stock. The figure listed in the table does not include any shares reflected as owned by Ms. Wharton, who was formerly Mr. Lessin’s spouse.

(4)                      The figure in the table for HMTF Holdings includes 3,513,750 shares of common stock which may be acquired upon the conversion of 250,000 shares of presently convertible Series D convertible preferred stock and 100,000 shares of common stock which may be acquired upon the exercise of presently exercisable options granted to Mrs. Vest for serving in the director’s seat appointed by an affiliate of HM Capital Partners LLC (“HM Capital”). Mrs. Vest disclaims beneficial ownership of these 100,000 shares of common stock, as they will be assigned to HM Capital or an affiliate thereof.   The general partner of the sole member of the managing partner of HMTF Holdings is HM5/GP LLC (“HM5”).  HM5 may be deemed the beneficial owner of the shares of common stock held by HMTF Holdings by virtue of its control of HMTF Holdings.  John Muse is the sole manager of HM5.  In addition, each of John Muse, Jack Furst, Joe Colonnetta, Peter Brodsky, Andrew Rosen, Jason H. Downie, J. Edward Herring and Eric Lindberg are partners (or, in the case of Mr. Furst, a senior advisor) of HM Capital. Messrs. Muse, Furst, Colonnetta, Brodsky, Rosen, Downie, Herring and Lindberg serve on an investment committee that exercises investment and voting power with respect to securities controlled by HM5 and HM Capital, including with respect to the shares of common stock held by HMTF Holdings. Consequently, each of Messrs. Muse, Furst, Colonnetta, Brodsky, Rosen, Downie, Herring, and Lindberg may be deemed to beneficially own all or a portion of the shares of common stock owned of record from time to time by HMTF Holdings or HM Capital.  Each of Messrs. Muse, Furst, Colonnetta, Brodsky, Rosen, Downie, Herring, and Lindberg Furst disclaims beneficial ownership of units not owned of record by him.

(5)                      The figure in the table for Roccia Partners, L.P. includes 2,311,586 shares of common stock which may be acquired upon the conversion of 179,610 shares of presently convertible Series B convertible preferred stock held in the name of Roccia Partners, L.P. The figure also includes (1) 364,100 shares of common stock held in the name of Roccia Venture Partners, L.P. and (2) 310,770 shares of common stock which may be acquired upon the conversion of 30,000 shares of presently convertible Series E convertible preferred stock held in the name of Roccia Venture Partners, L.P.

(6)                      Ms. Wharton beneficially owns 2,474,100 shares of common stock.

(7)                      The figure in the table for Boston Millennia Partners, LP includes 1,310,600 shares of common stock that may be acquired upon the conversion of 100,000 shares of presently convertible Series C convertible preferred stock owned by Boston Millennia Partners, LP and an affiliated entity. The figure in the table does not include any of the shares beneficially owned by Mr. Jevon described in footnote (17) below.

(8)                      The figure in the table for Patriot Capital Limited includes 1,184,803 shares of common stock, which may be acquired upon the conversion of 114,286 shares of presently convertible Series F convertible preferred stock.

(9)                      Mr. Perisano owns 204,700 shares and holds options for 5,352,988 shares which are presently exercisable or will be exercisable within 60 days of April 10, 2006. The figure in the table includes options for 3,451,875 shares granted to Mr. Perisano and options for 1,901,113 granted to Mr. Perisano’s wife, Ms. Dionne. The figure in the table includes 204,700 shares of common stock held jointly by Mr. Perisano and Ms. Dionne.

(10)                Mr. Farrell owns 44,500 shares and holds options for 1,160,087 shares which are presently exercisable or will be exercisable within 60 days of April 10, 2006.

(11)                Ms. Dionne owns 204,700 shares and holds options for 5,352,988 shares which are presently exercisable or will be exercisable within 60 days of April 10, 2006. The figure in the table includes options for 3,451,875 shares granted in the name of Ms. Dionne’s husband, Mr. Perisano, and options for 1,901,113 shares granted to Ms. Dionne. The figure in the table includes 204,700 shares of common stock held jointly by Mr. Perisano and Ms. Dionne.

(12)                Mr. De Wolf beneficially owns 10,000 shares of common stock and 435,000 shares of common stock that may be acquired by Mr. De Wolf upon the exercise of presently exercisable options. The owner of record of the 10,000 shares of common stock is Pine Street Ventures LLC, a Delaware limited liability company. The beneficial owners of Pine Street Ventures are Mr. De Wolf’s children. Mr. De Wolf controls sole voting power.

(13)                Mr. Vassalluzzo beneficially owns 140,000 shares of common stock and 215,000 shares of common stock that may be acquired upon the exercise of presently exercisable options.

(14)                Mr. Haydu beneficially owns 25,000 shares of common stock and 185,000 shares of common stock that may be acquired upon the exercise of presently exercisable options.

(15)                Mr. Schindler beneficially owns 185,000 shares of common stock that may be acquired upon the exercise of presently exercisable options.

(16)                Mrs. Vest beneficially owns 100,000 shares of common stock that may be acquired upon the exercise of presently exercisable options. Mrs. Vest is employed by HM Capital Partners LLC (“HM Capital”). Mrs. Vest has been awarded stock options, which are presently exercisable, to purchase 100,000 shares of common stock, for serving in the director’s seat appointed by HM Capital. Mrs. Vest disclaims beneficial ownership of these shares, as they will be assigned to HM Capital or an affiliate thereof. The figure for Mrs. Vest does not include any of the other shares described in footnote (4) above with respect to HMTF Holdings.

(17)                Mr. Jevon beneficially owns 75,000 shares of common stock that may be acquired upon the exercise of presently exercisable options. Mr. Jevon is employed by Boston Millennia Partners, LP. Mr. Jevon has been awarded stock options, which are presently exercisable, to purchase 75,000 shares of common stock, for serving from February 2000 to June 2001 in the director’s seat appointed by Boston Millennia Partners, LP. The figure for Mr. Jevon does not include any of the shares described in footnote (7) above with respect to Boston Millennia Partners, LP.

PROPOSAL 1

ELECTION OF DIRECTORS

The entire Board of Directors, to consist of seven members, will be elected at the annual meeting. The directors elected will serve until re-elected or their successors are elected, which should occur at our next annual meeting in accordance with our by-laws. Our Board of Directors currently consists of Messrs. Perisano, Jevon, Haydu, De Wolf, Schindler, Vassalluzzo and Mrs. Vest. The Board of Directors intends to invite Mr. Lessin a former director, to participate in its meetings as an observer and to invite Mr. Farrell to participate in its meetings by virtue of his position as our President and Chief Financial Officer, but they will not participate in the deliberations of the Board of Directors or its respective committees.

Recommendation of the Board of Directors

The Board of Directors, including each director deemed “independent” under applicable rules and regulations of the SEC and American Stock Exchange and each member of the Nominating Committee, recommends that the stockholders vote FOR each of the nominees for director named below.

Vote Required

Directors are elected by a plurality of the votes cast. Unless a stockholder withholds authority, a properly signed and dated proxy will be voted FOR the election of the persons named below, unless the proxy contains contrary instructions. Votes withheld will not affect the outcome of the voting with respect to the election of any nominee.

We have no reason to believe that any of the nominees will not be a candidate or will be unable to serve as a director. However, in the event any nominee is not a candidate or is unable or unwilling to serve as a director at the time of the election, the Board of Directors (on recommendation of the Nominating Committee) may either propose to reduce the number of directors or propose a substitute nominee.

The holders of Series C convertible preferred stock are entitled to vote alone for the election of a Series C Director. Mr. Jevon is the designee of the holders of the Series C convertible preferred stock.

The holders of Series D convertible preferred stock are entitled to vote alone for the election of a Series D Director. Mrs. Vest is the designee of the holders of the Series D convertible preferred stock.

The name and age of each of the seven nominees, his or her position with us, and the period during which such person has served as a director are set forth below.

Name of Nominee	Age	Position	Director Since

Sal Perisano	55	Chairman of the Board, Chief Executive Officer	1998
Daniel De Wolf	49	Director	2003
Frank Haydu	58	Director	2003
Eric Schindler	45	Director	2003
Joseph Vassalluzzo	58	Director	2004

Series C Director Nominee
(To be elected only by the holders of Series C preferred stock)
Robert Jevon	53	Series C Director	2006

Series D Director Nominee
(To be elected only by the holders of Series D preferred stock)
Christina W. Vest	35	Series D Director	2000

Sal Perisano has been a director of iParty since October 1998 and its Chief Executive Officer since April 15, 1999. Mr. Perisano served as a member of the Board of Directors of The Big Party Corporation from 1992 to May 2000, as its Chairman of the Board from 1992 to December 1998 and as its President from 1992 to September 1998. In 1981, he co-founded Videosmith, which became a prominent video retailer in the Boston area. In 1989, Videosmith was sold to a publicly traded company called Xtravision PLC, which owned 250 stores throughout the U.K. and Ireland. Mr. Perisano stayed on as a director and was later named Chief Executive Officer of the parent company, which was subsequently acquired by Blockbuster Video. Mr. Perisano holds a B.A. from Boston College and an M.A. from Harvard University. Mr. Perisano is married to Ms. Dorice Dionne, who is employed by iParty as its Senior Vice President, Merchandising and Marketing.

Daniel De Wolf has been a director of iParty since November 2003. He is the President of the Dawntreader Group and a Managing Director of Dawntreader Ventures, an early stage venture capital firm. Mr. De Wolf is also an adjunct professor at the New York University Law School, where he teaches venture capital law. From 1999 to 2003, Mr. De Wolf was Director of Venture Capital Funds for SoundView Technology Group. Prior to joining SoundView, Mr. De Wolf was Of Counsel with the law firm of Cahmy, Karlinsky & Stein LLP (“CKS”) in New York City. Mr. De Wolf established the Corporate and Securities Practice Group at CKS in 1994 and was the head of that firm’s New Media and E-Law Group. Mr. De Wolf has over 20 years of corporate transactional experience and has been an advisor to many early and developmental stage companies. Mr. De Wolf is a graduate of the University of Pennsylvania as well as the University of Pennsylvania School of Law. Mr. De Wolf currently serves as a director of various privately-held companies, including Conversagent, Inc., HNW, Inc., Tutor.com, and Visible World.

Frank Haydu has been a director of iParty and Chairman of our Audit Committee since November 2003. From 2001 to September 2005, Mr. Haydu was the Managing Director and Co-founder of Valuation Perspectives, Inc., a corporate finance advisory firm. Mr. Haydu also serves on the Board of Directors for Albany Molecular Research, Inc., Moldflow Corporation and CombinatoRx, Incorporated. Mr. Haydu holds a B.A. in Economics from Muhlenberg College.

Eric Schindler has been a director of iParty since December 2003. Mr. Schindler heads the investment banking division at Calyon Securities (USA) Inc., which was formerly known as Crédit Lyonnais Securities (USA) Inc. Mr. Schindler has over 15 years of investment banking experience. He has initiated and closed a number of large cross-border M&A transactions, corporate restructurings and reorganizations, corporate finance, and private equity and debt placements in different sectors. Before joining Crédit Lyonnais Securities in 1995, Mr. Schindler was employed by Crédit Lyonnais La Défense in France, where he was responsible for a team of senior bankers for the bank’s global relationships with multinational corporations in the infrastructure, engineering, telecoms, transportation, auto parts, and information systems sectors. Prior to this position, from 1989 to 1992, Mr. Schindler was a Vice President responsible for Latin American debt restructurings and debt/equity swaps. He also headed the investment banking activities at Crédit Lyonnais Argentina from 1987 to 1989. Mr. Schindler is a director of Crédit Lyonnais Securities in New York and Crédit Lyonnais in Brazil. Mr. Schindler has a National Public Accountant degree from Universidad Católica Argentina and a B.A. in two languages with a specialization in Economic Sciences from Académie de Poitiers.

Joseph Vassalluzzo has been a director of iParty since January 2004. From 2000 to 2005, Mr. Vassalluzzo was the Vice Chairman of Staples, Inc. In that capacity he was responsible for Staples’ store growth, both domestic and abroad, oversaw Staples’ corporate environmental initiatives, and was responsible for its merger and acquisition activities worldwide. He joined Staples, Inc. in 1989, originally holding the position of Executive Vice President, Growth & Support Services. He was named Executive Vice President, Global Growth and Development of Staples, Inc. in 1993, was promoted to President, Staples Realty & Development in 1997 and was further promoted to Vice Chairman of Staples, Inc. in 2000. Before joining Staples, Mr. Vassalluzzo held executive positions at American Stores Co., Acme Supermarkets, Mobil Corp. and Amerada Hess Corp. Mr. Vassalluzzo currently serves as an independent director and non-executive Chairman of the Board of Federal Realty Investment Trust, a publicly-held REIT, as an independent director of Commerce Bancorp., Inc., and as a director of Zoots, Inc., a privately-held dry cleaning chain, and Olly Shoes, Inc., a privately held children’s shoe chain. Mr. Vassalluzzo holds a B.S. degree in Marketing from Pennsylvania State University and an M.B.A. from Temple University.

Robert Jevon has been a director of iParty since March 2006 and was previously a director of iParty from February 2000 to June 2001. Mr. Jevon is Partner of Boston Millennia Partners, LP, a venture capital firm and has held such position since February 2000, previous to which he was a Principal of the firm from 1997. Mr. Jevon’s primary investment focus is business services, health care and life sciences. Mr. Jevon currently serves on the Board of Directors of Galt Associates, Inc., Protein Forest, Inc., Athenix Corp., and Novalar Pharmaceuticals, Inc. Mr. Jevon’s past investments include eMed (sold to Cedara Software), HotJobs (sold to Yahoo), Proteome, (sold to Incyte) and Netifice. Prior to his current position, Mr. Jevon was a Venture Affiliate of Boston Capital Ventures from 1995 to 1996 and was a Principal of Watch Hill Corporation from 1993 to 1995. From 1989 to 1992, he was the Controller of Bolt Beranek & Newman’s Communications Division. He is a graduate of Haverford College and holds an M.B.A. from Amos Tuck School at Dartmouth College.

Christina W. Vest has been a director of iParty since December 2000. Mrs. Vest is a Principal of HM Capital Partners LLC (formerly Hicks, Muse, Tate & Furst Incorporated), a global private equity investment firm, which she joined in February 1995. Mrs. Vest also serves on the boards of Claxson Interactive Group Inc., Ocular LCD, Inc. and Fox PanAmerican Sports. She received her undergraduate degree from Harvard University and her M.B.A. from Harvard Business School.

Director Independence

Our Board of Directors has determined that each of the seven director-nominees is an “independent” director as defined under applicable rules of the SEC and American Stock Exchange, except for (1) Mr. Perisano, who serves as our Chief Executive Officer, (2) Mr. Jevon, who is an employee of Boston Millennia Partners, LP, which beneficially owns all of the outstanding shares of our Series C convertible preferred stock, which is entitled to designate the Series C Director, and (3) Mrs. Vest, who is an employee of HM Capital Partners LLC, which beneficially owns all of the outstanding shares of our Series D convertible preferred stock, which is entitled to designate the Series D Director. As a result, the Board of Directors has determined that a majority of the director-nominees are “independent” under applicable rules of the SEC and American Stock Exchange.

Board Committee Matters

Our Board of Directors has three principal committees: the Audit Committee, the Compensation Committee, and the Nominating Committee. All of the members of each of these committees are “independent” directors as defined under applicable American Stock Exchange rules and rules of the SEC, including, in the case of the Audit Committee, the additional independence criteria for determining eligibility for director service on audit committees under applicable American Stock Exchange and SEC rules.

In addition to the principal committees described above, our Board of Directors also has a Real Estate Committee, consisting of Messrs. Perisano and Vassalluzzo, which considers, from time to time, certain store location and store lease issues in conjunction with our senior management. Our Board of Directors also has a Finance Committee consisting of Messrs. De Wolf, Haydu, and Vassalluzzo, which considers from time to time certain financing alternatives and strategic opportunities in conjunction with our senior management.

Our Board of Directors has adopted certain corporate governance guidelines which are available on the Investor Relations page on our licensed website at www.iparty.com.

The following charts describe the function and number of times that each committee of the Board of Directors met in 2005 and the membership of each committee:

Audit Committee – 5 Meetings

Function	Members
• Engage the independent registered public accounting firm	Frank Haydu (Chairman)
• Review the annual and quarterly financial statements	Daniel De Wolf
• Review control procedures and accounting practices	Eric Schindler
• Monitor accounting and reporting practices
• Review compliance with the conflict-of-interest policy
• Review our capital structure
• Exercise such other functions as mandated by the Sarbanes-Oxley Act and other applicable laws and regulations

The Audit Committee has adopted a charter which is available on the Investor Relations page on our licensed website at www.iparty.com. We have also adopted a “whistleblower” policy which is available on the Investor Relations page on our licensed website at www.iparty.com.

See the report of the Audit Committee on page 21 below.

Compensation Committee – 2 Meetings

Function	Members
• Review and approve compensation and benefit programs	Daniel De Wolf (Chairman)
• Determine compensation of senior executives	Frank Haydu
• Make recommendations to the full Board regarding director compensation	Eric Schindler
• Administer stock option plans

The Compensation Committee has adopted a charter which is available on the Investor Relations page on our licensed website at www.iparty.com.

See the report of the Compensation Committee on page 13 below.

Nominating Committee – 1 Meeting

Function	Members
• Review and recommend to the full Board nominations for election to the Board of Directors	Eric Schindler (Chairman)
Daniel De Wolf
Frank Haydu
Joseph Vassalluzzo

The Nominating Committee has adopted a charter which is available on the Investor Relations page on our licensed website at www.iparty.com.

Director Compensation

Section 3(b) of our Amended and Restated 1998 Incentive and Non-Qualified Stock Option Plan (the “Stock Option Plan”) provides that each non-employee director shall be granted, on the effective date of the commencement of his term as director, options to purchase 25,000 shares of our common stock. It further provides that each of our directors who is not an executive officer shall be granted, on an annual basis on the last trading date in August of each year, options to acquire 25,000 shares of common stock, at an exercise price equal to the fair market value of the underlying common stock on the date of grant.

Pursuant to Section 14(b) of the Stock Option Plan, beginning in 2004, our Board of Directors has voted that, in lieu of the stock option grants described in the preceding paragraph, only independent directors shall be eligible to receive stock options by virtue of their service as directors in amounts to be determined annually by the Board of Directors. Accordingly, at a meeting held on June 8, 2005 our Board of Directors (on recommendation of the Compensation Committee) voted that each independent director (determined to be each of Messrs. De Wolf, Haydu, Schindler and Vassalluzzo) would be granted an option on June 8, 2005 exercisable for the purchase of 40,000 shares of our common stock in respect of his service as a director, plus an additional 20,000 shares for serving on one committee of our Board of Directors, and 10,000 additional shares for service on each additional Board committee. The Board of Directors approved the Compensation Committee’s recommendation that each such option would vest in full on December 10, 2005. As a result of these determinations, each of Messrs. De Wolf, Haydu, and Schindler was granted an option exercisable for 80,000 shares (in respect of their service as directors and, in each case, their service on the Audit, Compensation, and Nominating committees). Mr. Vassalluzzo was granted an option exercisable for 70,000 shares (in respect of his service as a director and his service on the Nominating and Real Estate committees). Each of these stock option grants were made pursuant to the Stock Option

Plan, at an exercise price equal to the market price of our common stock at the close of business on the grant date.

At that same meeting held on June 8, 2005, the Board of Directors also voted to accept the Compensation Committee’s recommendation that Mr. Haydu be paid a $10,000 cash payment for serving as Chairman of the Audit Committee. Mr. Haydu recused himself from this vote. In addition, the Compensation Committee recommended to the Board of Directors that it accept our management’s proposal to engage Mr. Vassalluzzo as a part-time consultant to our company for a one-year period at an annual fee of $60,000. The Board of Directors voted in favor of the Compensation Committee’s recommendation and our management’s proposal in this regard.

Certain Reports; Compliance with Section 16(a) of the Exchange Act

No person who, during the fiscal year ended December 31, 2005, was a director, officer or beneficial owner of more than ten percent of our common stock (which is the only class of our securities registered under Section 12 of the Exchange Act), failed to file on a timely basis, reports required by Section 16 of the Exchange Act during the most recent fiscal year, except for (1) late filings on Form 4 in respect of stock option grants made on June 8, 2005 to each of Mr. De Wolf, Mr. Haydu, Mr. Schindler and Mr. Vassalluzzo, which were filed on August 9, 2005. The foregoing is based solely upon our review of Forms 3 and 4 during the most recent fiscal year as furnished to us under Rule 16a-3(d) under the Act, and Forms 5 and amendments thereto furnished to us with respect to our most recent fiscal year.

EXECUTIVE COMPENSATION

The following report and the stock performance graph on page 19 do not constitute soliciting materials and are not considered filed or incorporated by reference into any other filing we make with the SEC, unless we state otherwise.

Report of the Compensation Committee

This report sets forth the duties of the Compensation Committee and the current strategy and components of iParty Corp.’s (“iParty”) compensation programs for our executive officers. This report also describes the basis on which the committee made compensation determinations with respect to our executive officers for the year ended December 31, 2005.

Compensation Committee Participation. The Compensation Committee, currently composed of three non-employee directors who qualify as “independent” under applicable SEC and American Stock Exchange rules, is responsible for the review and recommendation to the full Board of Directors of the compensation of iParty’s Chief Executive Officer, review and approval of the compensation of our other executive officers pursuant to employment agreements between iParty and such executive officers, and review and approval of other employee benefit plans. The Committee also reviews and makes recommendations to the full Board regarding compensation arrangements involving iParty’s directors. We are aware of no interlocking compensation committee relationships between our directors and executive officers and the directors and executive officers of any other public company. The Committee’s goals are to:

•                    provide compensation competitive with similar companies;

•                    reward executives consistent with the performance of iParty;

•                    recognize individual performance;

•                    retain, attract and motivate qualified executives and directors; and

•                    encourage our executives and directors to increase stockholder value by aligning their interests with the interests of our stockholders.

To achieve these goals, the Committee considers three basic elements in determining total compensation for iParty’s executive officers:  base salary, annual cash bonus, and stock options. The Committee intends to review its compensation policies from time to time in order to take into account factors which are unique to iParty.

Base Salary. The base salaries of our executive officers are set forth in employment agreements entered into by iParty and our executive officers. In considering the appropriate base salaries in connection with such agreements, the Committee considers competitive industry salaries, the nature of the officer’s position, the officer’s contribution and experience, and the officer’s length of service. Base salaries are conservatively pegged to a level we subjectively believe to be competitive with the average levels of base salary in organizations of similar size.

Annual Cash Bonus. The Committee did not approve cash bonuses to executive officers relating to their 2005 performance.

Stock Options. The Committee assists the Board in administering iParty’s Stock Option Plan, which rewards executives, other employees and directors for delivering long-term value to our stockholders. The goals of our stock option plans are to:

•                    reward executives, other employees, and directors for long-term strategic management and the enhancement of stockholder value through appropriate equity ownership in iParty;

•                    support a performance-oriented environment that rewards plan participants for improving the iParty’s financial performance; and

•                    attract, retain and motivate key executives, other employees and directors critical to iParty’s long-term success.

The Committee did not grant any stock options to our executive officers in 2005. On the Committee’s recommendation, on June 8, 2005 the full Board of Directors granted stock options exercisable for an aggregate of 310,000 shares of iParty’s common stock to our independent directors, as more fully described in page 11 of this year’s proxy statement to our stockholders.

On the Committee’s recommendation, on September 21, 2005, the Board approved the full acceleration of the vesting of each otherwise unvested stock option that had an exercise price of $0.69 or greater granted that were currently held by employees and officers. As a result, options to purchase approximately 1.0 million shares, including approximately 615,000 options held by our executive officers became immediately exercisable.

Compensation of Chief Executive Officer. At the beginning of fiscal 2005, Sal Perisano, our Chief Executive Officer, was paid at an annualized base salary rate of $275,000, which increased on March 31, 2005 to $287,500 pursuant to the terms of our employment agreement with Mr. Perisano, dated May 14, 2004. Under this agreement, Mr. Perisano’s annualized base salary rate was further increased to $300,000 on March 31, 2006.

Compensation of Other Executive Officers. At the beginning of fiscal 2005, Patrick Farrell, our President and Chief Financial Officer, was paid at an annualized base salary rate of $175,000, which increased on March 31, 2005 to $185,000 pursuant to the terms of our employment agreement with Mr. Farrell, dated May 14, 2004. Under this agreement, Mr. Farrell’s annualized base salary rate was further increased to $195,000 on March 31, 2006. At the beginning of fiscal 2005, Dorice Dionne, our Senior Vice President, Merchandising and Marketing, was paid at an annualized base salary rate of $165,000, which increased on March 31, 2005 to $172,500 pursuant to the terms of our employment agreement with Ms. Dionne, dated May 14, 2004. Under this agreement, Ms. Dionne’s annualized base salary rate was further increased to $180,000 on March 31, 2006.

Submitted by:

Daniel De Wolf (Chairman)

Frank Haydu

Eric Schindler

Executive Officers

The following sets forth our current executive officers, their ages, the positions and offices held by each person, and the year each person first served as an executive officer of iParty. The officers serve at the discretion of the Board of Directors.

Mr. Perisano’s background is summarized on page 9 above.

Patrick Farrell, age 38, has been iParty’s President since November 2000 and its Chief Financial Officer since April 1999. From 1996 until joining iParty, Mr. Farrell was a Director, Financial Planning & Analysis and Controller for N2K Inc., where he helped negotiate that company’s merger with CDnow. Prior to N2K, he served as Controller at EMI Music Group/Angel Records and as Manager of Finance and Accounting for Polygram/Def Jam Recordings, Inc. Mr. Farrell began his professional career at Arthur Andersen LLP, where he was an Audit Senior when he left in 1994. Mr. Farrell graduated with honors in Accounting from Temple University, holds an M.B.A. from New York University and is a Certified Public Accountant.

Dorice Dionne, age 54, has been iParty’s Senior Vice President, Merchandising and Marketing since April 1999. She co-founded The Big Party Corporation with her husband, Sal Perisano, in 1992 in Boston. She served as chief merchant and creative director of The Big Party and has been involved in the party retailing industry since 1985. She is a graduate of Boston College.

Employment and Consulting Agreements

We entered into a three-year employment agreement with Mr. Perisano for a term beginning March 31, 2004, at an annual salary of $275,000 through March 31, 2005, $287,500 through March 31, 2006 and $300,000 through March 31, 2007. The employment agreement provides that Mr. Perisano is also eligible to participate in bonus plans as the Compensation Committee of the Board may establish from time to time for our senior executive officers. Under the terms of his employment agreement, in the event of a termination not for cause (as defined in the agreement), Mr. Perisano would be entitled to receive a severance payment equal to 12 months salary at the base salary rate then in effect, payable in 12 equal monthly installments, as well as the continuation of his then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by us of applicable “COBRA” payments, for a period of 12 months. The employment agreement also provides for certain payments to Mr. Perisano in the event he terminates his employment with us for good reason (as defined in the agreement) and contains certain non-competition and non-solicitation provisions. Pursuant to the employment agreement on May 6, 2004, Mr. Perisano was granted stock options for an aggregate of 460,000 shares of common stock, at an exercise price of $0.95 per share (the closing price of the common stock on such date). On March 31, 2005, options for 153,334 shares vested. Provided that Mr. Perisano remained continuously employed by iParty, options for 153,333 additional shares would have vested on March 31, 2006 and options for 153,333 additional shares would have vested on March 31, 2007. On September 21, 2005, the Board approved the full acceleration of the vesting of each otherwise unvested stock option that had an exercise price of $0.69 or greater that were then held by employees and officers. As a result, various previously granted options to purchase 306,666 shares held by Mr. Perisano that would have vested on March 31, 2006 and March 31, 2007 became immediately exercisable.

We entered into a three-year employment agreement with Mr. Farrell for a term beginning March 31, 2004, at an annual salary of $175,000 through March 31, 2005, $185,000 through March 31, 2006 and $195,000 through March 31, 2007. The employment agreement provides that Mr. Farrell is also eligible to participate in bonus plans as the Compensation Committee of the Board may establish from time to time for our senior executive officers. Under the terms of his employment agreement, in the event of a termination not for cause (as defined in the agreement), Mr. Farrell would be entitled to receive a severance payment equal to six months salary at the base salary rate then in effect, payable in six equal monthly installments, as well as the continuation of his then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by us of applicable “COBRA” payments, for a period of six months. The employment agreement also provides for certain payments to Mr. Farrell in the event he terminates his employment with us for good reason (as defined in the agreement) and contains certain non-competition and non-solicitation provisions. Pursuant to the employment agreement, on May 6, 2004, Mr. Farrell was granted stock options for an aggregate of 230,000 shares of common stock, at an exercise price of $0.95 per share (the closing price of the common stock on such date). On March 31, 2005, options for 76,667 shares vested. Provided that Mr. Farrell remained continuously employed by iParty, options for 76,667 additional shares would have vested on March 31, 2006 and options for 76,666 additional shares would have vested on March 31, 2007. On September 21, 2005, the Board approved the full acceleration of the vesting of each otherwise unvested stock option that had an exercise price of $0.69 or greater that were then held by employees and officers. As a result, various previously granted options to purchase 153,333 shares held by Mr. Farrell that would have vested on March 31, 2006 and March 31, 2007 became immediately exercisable.

We entered into a three-year employment agreement with Ms. Dionne for a term beginning March 31, 2004, at an annual salary of $165,000 through March 31, 2005, $172,500 through March 31, 2006 and $180,000 through March 31, 2007. The employment agreement provides that Ms. Dionne is also eligible to participate in bonus plans as the Compensation Committee of the Board may establish from time to time for our senior executive officers. Under the terms of her employment agreement, in the event of a termination not for cause (as defined in the agreement), Ms. Dionne would be entitled to receive a severance payment equal to 12 months salary at the base salary rate then in effect, payable in 12 equal monthly installments, as well as the continuation of her then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by us of applicable “COBRA” payments, for a period of 12 months. The employment agreement also provides for certain payments to Ms. Dionne in the event she terminates her employment with us for good reason (as defined in the agreement) and contains certain non-competition and non-solicitation provisions. Pursuant to the employment agreement, on May 6, 2004, Ms. Dionne was granted stock options for an aggregate of 230,000 shares of common stock, at an exercise price of $0.95 per share (the closing price of the common stock on such date). On March 31, 2005, options for 76,667 shares vested. Provided that Ms. Dionne remained continuously employed by iParty, options for 76,667 additional shares would have vested on March 31, 2006 and options for 76,666 additional shares would have vested on March 31, 2007. On September 21, 2005, the Board approved the full acceleration of the vesting of each otherwise unvested stock option that had an exercise price of $0.69 or greater that were then held by employees and officers. As a result, various previously granted options to purchase 153,333 shares held by Ms. Dionne that would have vested on March 31, 2006 and March 31, 2007 became immediately exercisable.

On June 8, 2005, the Compensation Committee recommended to the Board of Directors that it accept our management’s proposal that we engage Mr. Vassalluzzo as a part-time consultant for a one-year period at an annual fee of $60,000. Our Board of Directors voted in favor of the Compensation Committee’s recommendation and management’s proposal in this regard. Accordingly, we engaged Mr. Vassalluzzo to provide consulting services on a part-time basis over a one-year period beginning on June 8, 2005. Pursuant to this arrangement, our Chairman and CEO, Sal Perisano, consults with Mr. Vassalluzzo with respect to various retail, operational, strategic, real estate and store location issues, as may from time to time be necessary and appropriate. Such services on occasion require Mr. Vassalluzzo’s presence at our corporate headquarters in Dedham, Massachusetts and/or current or proposed store location sites, principally in New England and Florida.

Indemnification of Directors and Executive Officers

Our certificate of incorporation, as amended, and bylaws provide that iParty shall indemnify all of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Under our certificate of incorporation, as amended, and bylaws, any director or officer, who in his or her capacity as such is made or threatened to be made, party to any suit or proceeding, will be indemnified. A director or officer will be indemnified if it is determined that the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, iParty’s best interests. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and persons controlling iParty pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.

We maintain a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by directors and officers in connection with the performance of their duties. We pay the entire premium for the liability insurance. We have key-person life insurance policies on the lives of each of Mr. Perisano and Ms. Dionne in the amount of $2,000,000 each.

Certain Relationships and Related Transactions

For information concerning our employment agreements with each of our three executive officers and a one-year part-time consulting agreement with one of our directors, see the discussion beginning on page 15 above under the heading “Employment and Consulting Agreements”. Mr. Perisano and Ms. Dionne are married.

In connection with Mr. Perisano’s first employment agreement with us, on August 26, 1999 we granted Mr. Perisano options to purchase a total of 434,730 shares of our common stock pursuant to our Stock Option Plan with an exercise price of $2.00, which was below the then-current market price of $3.38. As of December 29, 2001 all of these options had vested. These options were valued using the Black-Scholes options pricing model and fully expensed. We charged $273,971 related to this stock option grant to stock option compensation expense in fiscal 2001.

SUMMARY COMPENSATION TABLE

The following table summarizes the aggregate cash compensation earned during 2005, 2004 and 2003 (see footnotes below) to our Chief Executive Officer and other executive officers that received compensation during 2005 in excess of $100,000 in salary and bonus. Currently, options have been granted to management as indicated below.

	Annual Compensation					Long Term Compensation Awards
Name and Principal Position	Year	Salary (4)	Bonus	Other Annual Compensation		Options/SAR’s

Sal Perisano, Chief Executive Officer	2005	$289,663	—	—		—
	2004	$268,461	$22,282	—		460,000
	2003	$250,000	$20,000	—		—

Patrick Farrell, President and Chief Financial Officer	2005	$185,865	—	$13,609	(1)	—
	2004	$172,384	$14,308	$12,730	(2)	230,000
	2003	$165,000	$13,200	$11,117	(3)	—

Dorice Dionne, Senior Vice President, Merchandising and Marketing	2005	$173,798	—	—		—
	2004	$161,077	$10,180	—		230,000
	2003	$150,000	$9,000	—		—

(1)                                  This amount includes $5,512 for automobile allowances and $8,097 for supplemental retirement plan contributions.

(2)                                  This amount includes $5,376 for automobile allowances and $7,354 for supplemental retirement plan contributions.

(3)                                  This amount includes $5,376 for automobile allowances and $5,741 for supplemental retirement plan contributions.

(4)           Our fiscal year 2005 consisted of 53 weeks while our fiscal years 2004 and 2003 consisted of 52 weeks. Therefore, the salary amounts for 2005 include 53 weeks of cash compensation earned during the period compared to 52 weeks for 2004 and 2003.

OPTION GRANTS IN FISCAL 2005

The Company did not grant stock options to Mr. Perisano, Mr. Farrell or Ms. Dionne in fiscal 2005.

On September 21, 2005, the Board approved the full acceleration of the vesting of each otherwise unvested stock option that had an exercise price of $0.69 or greater that were then held by employees and officers. As a result, options to purchase approximately 1.0 million shares of our common stock, including options for the purchase of 306,666 shares held by Mr. Perisano, options for the purchase of 153,333 shares held by Mr. Farrell and options for the purchase of 153,333 shares held by Ms. Dionne became immediately exercisable.

OPTION EXERCISES AND YEAR-END VALUE

Mr. Perisano, Mr. Farrell, and Ms. Dionne did not exercise stock options in fiscal 2005. The following table sets forth information concerning the value of unexercised options they held as of the end of fiscal 2005 on December 31, 2005.

	Stock Acquired on	Value Realized	Number of Unexercised Options at Fiscal Year End		Value of Unexercised In-the- Money Options at Fiscal Year End (2)
Name	Exercise	(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Sal Perisano	—	—	3,451,875	—	$223,157	—

Patrick Farrell	—	—	1,160,087	—	$80,420	—

Dorice Dionne	—	—	1,901,113	—	$137,553	—

(1)                      The value realized upon the exercise of an option is determined by multiplying the number of options exercised by the difference between the market price of the common stock on the date of exercise of the options and the exercise price of the options exercised.

(2)                      The value of unexercised in-the-money options at the end of fiscal 2005 is determined by multiplying the number of options held by the difference between the market price of the common stock underlying the options on December 31, 2005 ($0.39 per share, which was the closing price per share of our common stock on the last trading day of our fiscal year, December 30, 2005) and the exercise price of the options.

Stock Performance Graph

The following graph compares the cumulative total stockholder return of our common stock during the five fiscal years ended December 31, 2005 with the cumulative return of the Russell 2000 Index and the Standard & Poor’s Retail Index.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG iPARTY (“IPT”), RUSSELL 2000 INDEX (“RUSSELL 2000”) AND S&P RETAIL INDEX

$800
$700
$600
$500
$400
$300
$200
$100
$-
12/30/00
12/29/01
12/28/02
12/27/03
12/25/04
12/31/05
IPT
Russell 2000
S&P Retail Index-Rlx

	12/30/00	12/29/01	12/28/02	12/27/03	12/25/04	12/31/05
IPT	$ 100.00	$ 466.67	$ 158.33	$ 741.67	$ 575.00	$ 325.00
Russell 2000	$ 100.00	$ 115.07	$ 101.09	$ 147.30	$ 179.86	$ 188.78
S&P Retail Index-Rlx	$ 100.00	$ 117.81	$ 86.84	$ 124.10	$ 151.12	$ 151.79

1)                          Assumes $100 invested on December 30, 2000 in our common stock, the Russell 2000 Index and the S&P Retail Index, including reinvestment of any dividends paid on the investment. The Russell 2000 Index is an index of 2,000 “small cap” domestic equities that rank in capitalization below the 1,000 largest public companies in terms of market capitalization. The S&P Retail Index is a capitalization-weighted index of domestic equities that consist of the retail sector stocks contained in the S&P 500 Index.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the independent registered public accounting firm of Ernst & Young LLP (“E&Y”) to examine and audit our financial statements for the year ending December 30, 2006. E&Y has no direct or indirect financial interest in iParty.

E&Y audited and reported upon our financial statements for fiscal 2005. In connection with that audit, E&Y also reviewed our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, quarterly financial statements for the fiscal quarters ended March 26, 2005, June 25, 2005, and September 24, 2005, and our filings with the SEC, and consulted with management as to the financial statement implications of matters under consideration. We expect that one or more representatives of E&Y will be present at the annual meeting. They will be afforded an opportunity to make a statement at the annual meeting if they desire to do so and to respond to appropriate questions by stockholders.

Our Board of Directors has appointed an Audit Committee, comprised of Mr. Frank Haydu (Chairman), Mr. Daniel De Wolf, and Mr. Eric Schindler. Each member of our Audit Committee is “independent” as defined under applicable rules of the SEC and the American Stock Exchange. Our Board of Directors has also determined that each of Messrs. Haydu, De Wolf and Schindler is an “audit committee financial expert” as defined by applicable regulations promulgated by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act.

Vote Required

The proposal to ratify the selection of E&Y as our independent registered public accounting firm for fiscal 2006 requires the affirmative vote of a majority of the votes cast at the meeting by the holders of outstanding shares of all classes of our stock entitled to vote thereon who are present at the meeting either in person or by proxy. Broker non-votes, if any, are not deemed to represent shares entitled to vote on the matter and will thus have no effect on the outcome of the vote. Abstentions will not be counted as votes cast in favor of or in opposition to the selection of E&Y and will thus have no effect on the voting with respect to this matter.

Recommendation of the Board of Directors

The Board of Directors and the Audit Committee each recommend a vote FOR the ratification of the Audit Committee’s selection of E&Y as our independent registered public accounting firm for the fiscal year ending December 30, 2006. Stockholder ratification of the selection of E&Y is not required. However, if the stockholders do not ratify the selection, the Audit Committee will take that into account in future deliberations. The Audit Committee will retain the ultimate discretion to appoint or terminate the appointment of our independent registered public accounting firm, irrespective of the outcome of this proposal.

Report of the Audit Committee

The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing we make with the SEC, unless we state otherwise.

The Audit Committee hereby states that it:

•                  Has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2005 with iParty’s management;

•                  Has discussed with iParty’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented;

•                  Has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent auditors the independent auditors’ independence; and

•                  Based upon the above mentioned reviews and discussions, has recommended to the Board of Directors of iParty that the audited financial statements be included in iParty’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

The Audit Committee is solely responsible for the selection, compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing and issuing an audit report.

Management has primary responsibility for iParty’s financial statements and the overall reporting process, including iParty’s system of internal controls.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of iParty in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

The Audit Committee oversees the financial reporting process on behalf of the Board of Directors, reviews iParty’s financial disclosures, and meets privately, outside the presence of management, with the independent auditors to discuss internal accounting control policies and procedures. These discussions address the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in iParty’s financial statements. The Audit Committee reports on these meetings to the Board of Directors.

Pursuant to applicable American Stock Exchange rules, the Audit Committee certifies that it has adopted a formal written Audit Committee Charter and that the Audit Committee has a policy in accordance with said rules of the American Stock Exchange of reviewing and reassessing the adequacy of the Audit Committee Charter on an annual basis.

During 2005, iParty paid no fees to Ernst & Young LLP for consulting work outside of the review and audit of their financial statements and related tax research and compliance tax return preparation.

The members of the Audit Committee believe that they are each “independent” as defined under applicable rules and standards including, without limitation Section 121(A) and 803(e) thereof of the American Stock Exchange’s current listing standards, although such standards are subject to future change. The Board of Directors has determined that each of Messrs. Haydu, De Wolf and Schindler qualifies as an “audit committee financial expert” under applicable SEC rules.

Based on its review and discussions, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that iParty’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which was filed with the SEC on March 30, 2006.

Submitted by:

Frank Haydu, Chairman

Daniel De Wolf

Eric Schindler

Fees to Registered Independent Public Accounting Firm for Fiscal 2004 and 2005

The following table represents fees for professional services rendered by E&Y for the audit of our annual financial statements for fiscal 2004 and fiscal 2005 and fees billed for audit-related services, tax services, and all other services by E&Y in fiscal 2004 and fiscal 2005.

	Fiscal 2004	Fiscal 2005
Audit Fees	$235,737	$243,500
Audit Related Fees	0	0
Tax Fees	78,550	30,500
All Other Fees	0	0

Audit Fees

These are fees related to professional services rendered in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K for fiscal 2004 and fiscal 2005, the audit of management’s assessment of our internal control over financial reporting, the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q, and accounting consultations that relate to the audited financial statements and are necessary to comply with generally accepted auditing standards. E&Y expresses its views concerning, but does not audit, and is not required to audit, our internal control over financial reporting.

Audit-Related Fees

We did not pay E&Y for any audit-related fees in fiscal 2004 or fiscal 2005. Audit-related fees would be fees for things such as assurance and related services, such as audits of employee benefit plans.

Tax Fees

These are fees for professional services related to tax return preparation services and tax compliance services.

Audit Committee’s Pre-approval Policy and Procedures

The Audit Committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditors. We may not engage our independent auditors to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. The Audit Committee may pre-approve services that are expected to be provided to iParty by the independent auditors during the following 12 months. At the time such pre-approval is granted, the Audit Committee must (1) identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. At regularly scheduled meetings of the Audit Committee, management or the independent auditors must report to the Audit Committee regarding each service actually provided to iParty.

During fiscal 2005, no services were provided to iParty by E&Y other than in accordance with the pre-approval policies and procedures described above, except for services provided by E&Y related to the preparation of iParty’s 2004 tax extensions and tax returns. These services, estimated of $30,000, were subsequently approved by the Audit Committee.

GENERAL

Other Matters

The Board of Directors is not aware of any other matters which may come before the annual meeting. If any other matters should properly come before the annual meeting, the persons named in the enclosed proxy will vote on such matters as they may determine, in their discretion.

iParty Corp.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF iPARTY CORP. FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2006.

The undersigned, as a holder of shares of common stock, par value $.001 per share, and/or shares of Series B convertible preferred stock, par value $.001 per share, and/or shares of Series C convertible preferred stock, par value $.001 per share, and/or shares of Series D convertible preferred stock, par value $.001 per share, and/or shares of Series E convertible preferred stock, par value $.001 per share, and/or shares of Series F convertible preferred stock, par value $.001 per share (collectively, “Shares”), of iParty Corp., a Delaware corporation (the “Company”), hereby appoints Mr. Sal Perisano and Mr. Patrick Farrell, and each of them individually, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at the offices of Posternak Blankstein & Lund LLP located at Prudential Tower, 800 Boylston St., 33rd Floor, Boston, MA 02199, on Wednesday, June 7, 2006 at 11:00 a.m., local time, and any adjournments or postponements thereof (the “Annual Meeting”), to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting with respect to Proposals 1 and 2 set forth below and to vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder. The undersigned hereby acknowledges receipt of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

You may revoke this proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company, by filing a duly executed proxy bearing a later date or by appearing in person and voting by ballot at the Annual Meeting.

The votes entitled to be cast by the undersigned will be cast as instructed below. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “for” each of the nominees for director in Proposal 1 and “for” Proposal 2 and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. Please mark your choice like this:  ☒

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

Proposal 1  -

☐

For each of the following nominees for director: Sal Perisano, Daniel De Wolf, Frank Haydu, Eric Schindler, Joseph Vassalluzzo, Robert Jevon* and Christina Weaver Vest** and as more fully described in the accompanying Proxy Statement.

☐	Withhold authority as to all listed nominees.
☐	For all nominees except the following:

*	To be elected only by a vote of the holders of the Series C convertible preferred stock.
**	To be elected only by a vote of the holders of the Series D convertible preferred stock.

Proposal 2  -

Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 30, 2006, as more fully described in the accompanying Proxy Statement.

(check one box) ☐	For	☐	Against	☐Abstain

☐            CHECK HERE ONLY IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON

Print and sign your name below exactly as it appears on the records of iParty Corp. and date this card. When signing as attorney, executor, administrator, trustee, guardian or in another representative capacity, please give full title, as such. Joint owners should each sign. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date:	, 2006

Signature (title, if any)

Signature, if held jointly